                                  EXHIBIT 22.1
                     THE EARTH TECHNOLOGY CORPORATION (USA)
                              LIST OF SUBSIDIARIES




1)   EARTH TECH, Inc.,
       a California Corporation

               a)   WW Engineering & Science, Inc.,
                    a Michigan Corporation

2)   Alternative Ways, Inc.,
       a New Jersey Corporation


3) Environmental Technology of North America, Inc., a Virginia Corporation